Exhibit 99.1
NEWS RELEASE
RANGE ANNOUNCES SECOND QUARTER 2011 RESULTS
FORT WORTH, TEXAS, JULY 25, 2011...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its second quarter 2011 results. The favorable second quarter results were driven by higher production volumes, higher realized prices and lower unit costs. Reported GAAP net income for second quarter 2011 totaled $51.3 million ($0.32 per diluted share), up from $9.1 million ($0.06 per diluted share) for the prior year quarter. Net cash provided from operating activities including changes in working capital totaled $173.0 million for the second quarter versus $107.6 million for the prior year quarter. Adjusted net income comparable to analysts’ estimates, a non-GAAP measure, was $43.2 million ($0.27 per diluted share), approximately three times the comparable amount for the prior year quarter. Cash flow from operations before changes in working capital, a non-GAAP measure, increased 30% year-over-year to $168.0 million. Comparing these amounts to analysts’ average First Call consensus estimates, the Company’s earnings per share ($0.27 per diluted share) was greater than the consensus of analysts’ estimates of $0.19 per diluted share and cash flow per share ($1.06 per diluted share) for the quarter was greater than the consensus analysts’ estimates of $0.99 per diluted share. See “Non-GAAP Financial Measures” for a definition of each of these non-GAAP financial measures and tables that reconcile each of these non-GAAP measures to their most directly comparable GAAP financial measure.
The second quarter results reflected an 8% increase in production, a 14% increase in realized prices and a 9% decrease in the unit costs of the Company’s five largest cost categories compared to the prior year quarter. As previously announced, production averaged 508.0 Mmcfe net per day. Production was 76% natural gas, 17% natural gas liquids (NGLs) and 7% crude oil. Targeted drilling to Range’s liquids-rich plays increased the Company’s NGL production by almost 20% between years. Realized prices, including all cash-settled derivatives, average $5.76 per mcfe, a 14% increase over the prior year quarter. The increase in the average per mcfe prices was primarily due to a greater proportion of liquids in the total production mix and stronger NGL and oil prices. During the second quarter, the Company continued to drive down its unit costs. In aggregate, the Company’s five largest cost categories decreased 9% on a unit of production basis. The most significant cost declines related to depreciation, depletion and amortization expense, and direct operating costs.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “The second quarter results reflect terrific execution by the entire Range team. While simultaneously closing the sale of the Barnett Shale properties, we drove up production above the high-end of our guidance while also driving down our unit costs. We finished the quarter in the best financial position in the Company’s history with $289 million in cash, no borrowings outstanding on our $2.0 billion bank credit facility and no bond maturities until 2017. Looking to the second half of the year, we anticipate fully replacing all of the Barnett production by the end of the third quarter, reaching our Company-wide production increase target of 10% for the year and exiting the year at 400 Mmcfe per day net from the Marcellus Shale. Additionally, as we continue to redeploy the Barnett sale proceeds into higher return projects, we expect to see further lowering of our cost structure. In addition to the Marcellus, Upper Devonian and Utica plays in Appalachia, we are proactively expanding several other plays including the Mississippian Lime and St. Louis plays in our Midcontinent region. Range is extraordinarily well positioned to continue to drive up its per share value in the second half of 2011 and for 2012 and beyond.”
Financial Discussion —
(Except for reported GAAP amounts, specific expense categories exclude non-cash property impairments, mark-to-market on unrealized derivatives, non-cash stock compensation and other items shown separately on attached tables but include the results associated with Barnett properties with the reported amounts as continuing operations)
As previously announced, Range closed the Barnett Shale property sale at the end of April during the quarter. Under generally accepted accounting principles (GAAP), the Barnett properties have been reclassified as “Discontinued operations” for the quarter and for the prior-year comparable period. As a result, production, revenue and expenses associated with the properties have been removed from continuing operations and reclassified to discontinued operations. In this release, we have included Statements of Operations that reconcile and reclassify Barnett discontinued operations into continuing operations for comparative purposes.

These supplemental non-GAAP tables present the reported GAAP amounts as compared to the amounts that would have been reported if the Barnett operations were included in continuing operations through the end of April 2011. All variances discussed in this release include the Barnett operations as continuing operations in the current year and the prior year periods.
For the quarter, production averaged 508.0 Mmcfe per day, comprised of 388.7 Mmcf per day of gas (76%), 14,344 barrels per day of natural gas liquids (17%) and 5,545 barrels per day of oil (7%). Natural gas production grew 2% and NGL and crude oil production increased 33% over the prior-year quarter due to outstanding drilling results in the liquids-rich areas of both the Marcellus Shale and the Midcontinent areas. Realized prices, including all cash-settled derivatives, averaged $5.76 per mcfe, a 14% increase over the prior-year quarter of $5.07 and a 6% increase as compared to the first quarter 2011 of $5.45 per mcfe. The increase in the average per mcfe price was due to a greater proportion of liquids in the total production mix and stronger NGL and crude oil prices. The average realized gas price was $4.54 per mcf, 4% higher than the prior-year quarter. The natural gas liquids price increased 35% to $50.07 a barrel versus the prior-year quarter, while the average oil price rose 18% to $80.42 a barrel. Reported GAAP natural gas, NGL and oil sale revenues for the quarter were $256.7 million, an increase of 48% as compared to the prior year excluding sales from the Barnett properties shown as discontinued operations. Total natural gas, NGL and oil sales (including all cash settled derivatives and the Barnett properties) increased 29% compared to the prior-year quarter to $267.5 million resulting from higher volumes and prices. The total revenues include $6.2 million of cash proceeds received upon the sale of the natural gas hedges which were sold along with the Barnett Shale properties ($0.14 additional hedging proceeds for the average per mcfe equivalent price realization for the quarter or $0.18 additional proceeds for the natural gas realization). The remaining $18.8 million of cash proceeds associated with these natural gas hedges will be recognized in natural gas revenues in the third and fourth quarters.
During the second quarter of 2011, Range continued to lower its cost structure. On a unit of production basis, the Company’s five largest cost categories fell by 9% in aggregate compared to the prior-year period. Compared to prior year, depreciation, depletion and amortization expense decreased 20% to $1.69 per mcfe, direct operating costs decreased 4% to $0.65 per mcfe, and production tax expense decreased 11% to $0.17 per mcfe, which more than offset the increases in general and administrative expense of $0.59 per mcfe (up 13%) and interest expense of $0.76 per mcfe (up 6%).
During the second quarter, Range used a portion of the proceeds from the sale of the Barnett Shale properties to pay off the entire outstanding balance on its credit facility. Over time, the excess sales proceeds will be redeployed into the Company’s capital spending program. In May, Range issued $500 million of 5.75% senior subordinated notes due 2021 and purchased or redeemed all of its $150 million of 6.375% senior subordinated notes due 2015 and $250 million of 7.5% senior subordinated notes due 2016. The refinancing lowered our effective interest rate and extended the tenor for five years. The Company recognized a resulting loss on early extinguishment of debt of $18.6 million ($10.8 million after deferred taxes).
Capital Expenditures —
Second quarter drilling expenditures of $281.1 million funded the drilling of 91 (84 net) wells and the completion of previously drilled wells. A 100% drilling success rate was achieved. Year to date drilling expenditures for 2011 totaled $548.4 million. For the first six months of 2011, Range has drilled 146 (133 net) wells. At June 30, 26 (24 net) wells have been drilled during the year and placed on production. The remaining 120 (109 net) wells are in various stages of completion or waiting on pipeline connection. Since inception of the play through June 30, 2011, Range has drilled and cased 292 horizontal Marcellus wells of which 71 are awaiting completion and 30 are awaiting pipeline connection. In the first six months of 2011, $67.7 million was expended on acreage, $11.8 million on gas gathering systems and $36.6 million for exploration expense (includes $17.5 million for seismic and $11.8 million for delay rentals).

Operational Discussion —
Marcellus Shale Division
We are currently producing just over 300 Mmcfe per day net from the Marcellus Shale, up from approximately 200 Mmcfe per day at year-end 2010. Previously announced in the operations update, Range disclosed that based on the production performance of the 103 horizontal wells placed on production during 2009 and 2010, that the estimated ultimate recovery (EUR) of reserves for these wells averages 5.7 Bcfe per well. Using these EUR estimates with the cost to drill and complete these wells of $4 million in a development mode, Range’s well economics pressure tested at NYMEX indexed prices of $4.00 for natural gas price and $85.00 for crude oil achieves a 79% rate of return but at a NYMEX natural gas price of $5.00 is 105% rate of return. Drill bit finding and development cost decline to $0.82 per mcfe. The 5.7 Bcfe type curve reflects that 40% of the EUR is produced within the first five years of production.
Range believes that comparisons of relative EUR estimates should take into consideration lateral length and number of frac stages in determining relative performance between areas in the Marcellus. Relative estimates of rate of returns between areas should consider the completed well costs in each area, the natural gas and liquid components of the production due to the differences in commodity prices along with the relative basis and transportation differentials.
In southwest Pennsylvania, 200 Mmcf per day of additional processing capacity was brought on line in May increasing Range’s total committed processing capacity to 350 Mmcf per day. By the end of the year, Range’s processing capacity is scheduled to increase to 390 Mmcf per day. These processing capacities do not include the significant amount of available interruptible capacity not being utilized by third parties. As a result, Range is well positioned to steadily grow its liquid-rich production in southwest Pennsylvania.
As of the end of the second quarter, there were 21 wells completed in southwest Pennsylvania that are awaiting connection to the gathering system and 51 wells waiting to be completed.
In northeast Pennsylvania, the second expansion of 150 Mmcf per day of the Lycoming County trunkline system is scheduled to be completed in stages during the third and fourth quarters which will tie in an expected additional 33 wells by the end of November. The first five of those additional wells just commenced production last week. Range still anticipates exiting 2011 at 400 Mmcfe per day net in the Marcellus increasing to 600 Mmcfe per day net by the end of 2012.
Midcontinent Division
The Midcontinent Division activity for the second quarter continued to generate liquids-rich results with a 30% increase in production year-over-year. Liquids production for the quarter was up 20% over the previous year. Five wells in the Ardmore Basin Woodford play were turned to sales at combined rates of 5,069 gross (2,641 net) Boe per day. In northern Oklahoma, the Mississippi Lime play continues to command attention. Range has drilled four wells in the play in 2011. Results of these wells and continued strong performance on the earlier program wells have resulted in an expansion of the play. Current production from the Mississippi Lime area is 3,200 gross (2,550 Net) Boe per day. Range estimates that the EUR for the seven horizontal wells drilled to date average 485 MBoe per well. The average lateral length is 2,197 feet with 12 frac stages. Approximately 70% of the EUR is comprised of liquids. Reserve projections for wells in Range’s area of interest are now estimated to be in the range of 400-500 MBoe per well for approximately 2,000 foot laterals with 12 stages at depths of 5,000 feet. Range now controls over 45,000 net acres in the play with 900+ potential well locations, up from the previously disclosed 28,000 net acres.
An offset to the prolific St. Louis completion in the Texas Panhandle is currently drilling and three additional offsets are planned to be drilled later this year. Range’s original horizontal St. Louis Lime well continues to perform above expectations. After 28 weeks of production, the well has produced more than 3.0 Bcfe, with current rates still at 12.3 Mmcf of natural gas and over 760 barrels of liquids per day or 16.8 (5.0 Net) Mmcfe per day. Our Woodford “Cana” activity also continues with Range participating in one non-operated well. As development in the play approaches our 42,000 net acre position which is already held by production, Range expects our drilling activity to increase.

Appalachia Division
During the second quarter of 2011, the Appalachia Division increased production by 12% year-over-year focusing on the tight gas sand and horizontal drilling projects on its 350,000 (235,000 net) acres in Virginia. Range either owns the minerals or the leases are held by production with no lease expiration issues. The division averaged three rigs running in the quarter and drilled 17 (16.5 net) vertical tight gas sand wells and 3 (2.5 net) horizontal wells that targeted the Huron Shale and the Berea formations in the Nora field. Also in the quarter, Range performed four recompletions of behind-pipe pays in an effort to maximize production on existing wells at modest cost.
Conference Call Information —
The Company will host a conference call on Tuesday July 26, 2011 at 1:00pm ET to review the second quarter results. To participate in the call, please dial 877-407-0778 and ask for the Range Resources’ second quarter earnings conference call. A replay of the call will be available through August 26, 2011. To access the phone replay dial 877-660-6853. The account number is 286 and the conference ID for the replay is 376010. Additional financial and statistical information about the period not included in this release but discussed on the conference call will be available on our home page at www.rangeresources.com.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website until October 26.
Non-GAAP Financial Measures and Supplemental Tables —
Adjusted net income comparable to analysts’ estimates as used in this release represents income from continuing operations before income taxes adjusted for certain items (detailed below and in the accompanying table) less income taxes. We believe adjusted net income comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Diluted earnings per share (adjusted) as set forth in this release represents adjusted net income comparable to analysts’ estimates on a diluted per share basis. A table is included which reconciles income or loss from continuing operations to adjusted net income comparable to analysts’ estimates and diluted earnings per share (adjusted). On its website, the Company provides additional comparative information on prior periods.
Second quarter 2011 earnings included income of $54.1 million for the non-cash unrealized mark-to-market increase in value of the Company’s derivatives, income of $5.8 million recorded for the mark-to-market in the deferred compensation plan for the decrease in the Company’s common stock during the period and $13.4 million of non-cash stock compensation expense, $18.6 million of expense on refinancing of subordinated debt, an unproved property impairment expense of $18.9 million and $1.7 million of loss on sale of properties and other. Excluding these items, net income would have been $43.2 million or $0.27 per share ($0.27 fully diluted). Excluding similar non-cash items from the prior-year quarter, net income would have been $14.1 million or $0.09 per share ($0.09 fully diluted). By excluding these non-cash items from our reported earnings, we believe we present our earnings in a manner consistent with the presentation used by analysts in their projection of the Company’s earnings. (See the reconciliation of non-GAAP earnings in the accompanying table.)
“Cash flow from operations before changes in working capital” as used in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to “Cash flows from operating, investing, or financing activities” as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles “Net cash provided from operating activities” to “Cash flow from operations before changes in working capital” as used in this release. On its website, the Company provides additional comparative information on prior periods for cash flow, cash margins and non-GAAP earnings as used in this release.
The cash prices realized for natural gas, NGL and oil production including the amounts realized on cash-settled derivatives is a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Due to the GAAP disclosures of various hedging and derivative transactions, such information is now reported in various lines of the statements of operations. The Company believes that it is important to furnish a table reflecting the details of the various components of each line in the statements of operations to better inform the reader the details of each amount and provide a summary of the realized cash-settled amounts which historically were reported as natural gas, NGL and oil sales. This information will serve to bridge the gap between various reader’s understanding and fully disclose the information needed.
The Company discloses in this release the detail components of many of the single line items shown in the GAAP financial statements included in the Company’s Quarterly Report on Form 10-Q. The Company believes that it is important to furnish this detail of the various components comprising each line of the Statement of Operations to better inform the reader the details of each amount, the changes between periods and the effect on its financial results.
Hedging and Derivatives —
In this release, Range has reclassified within total revenues its reporting of the cash settlement of its commodity derivatives. Under this presentation those hedges considered “effective” under ASC 815 are included in “Natural gas, NGL and oil sales” when settled. For those hedges designated to regions where the historical correlation between NYMEX and regional prices is “non-highly effective” or there is “volumetric ineffectiveness” due to the sale of the underlying reserves, they are deemed to be “derivatives” and the cash settlements are included in a separate line item shown as “Derivative fair value income” in the Form 10-Q along with the change in mark-to-market valuations of such unrealized derivatives. The Company has provided additional information regarding natural gas, NGL and oil sales in a supplemental table included with this release which would correspond to amounts shown by analysts for natural gas, NGL and oil sales realized, including all cash-settled derivatives.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Appalachia and Southwest regions of the United States.
Except for historical information, statements made in this release such as expected increases in per share value, attractive returns on capital, expected operating costs, expected production growth, expected capital funding sources, expected reduction of future unit costs, attractive hedge positions, best financial position, and expansion of plays are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.
The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.
2011-26
SOURCE:	Range Resources Corporation Main number: 817-870-2601
Investor Contacts:
Rodney Waller, Senior Vice President
817-869-4258
David Amend, Investor Relations Manager
817-869-4266
Laith Sando, Senior Financial Analyst
817-869-4267
or
Media Contact:
Matt Pitzarella, Director of Corporate Communications
724-873-3224
www.rangeresources.com

RANGE RESOURCES CORPORATION
STATEMENTS OF OPERATIONS
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q

	Three Months Ended June 30,			Six Months Ended June 30,
(Unaudited, in thousands, except per share data)	2011	2010		2011	2010
Revenues and other income:
Natural gas, NGL and oil sales (a)	$256,687	$173,153		$483,568	$360,826
Derivative cash settlements gain (loss) (a) (c)	(1,034)	10,695		(2,400)	6,699
Transportation and gathering	(699)	972		4	3,387
Transportation and gathering — non-cash stock compensation (b)	(342)	(309)		(732)	(643)
Change in mark-to-market on unrealized derivatives gain (loss) (c)	48,139	(4,409)		8,103	42,169
Ineffective hedging gain (loss) (c)	5,934	260		6,502	11
Gain (loss) on sale of properties	(1,622)	10,176		(1,483)	78,089
Equity method investment (d)	(1,021)	636		(759)	(985)
Other (d)	587	1		1,402	47

Total revenues and other income	306,629	191,175	60%	494,205	489,600	1%

Costs and expenses:
Direct operating	27,866	20,608		56,273	42,082
Direct operating — non-cash stock compensation (b)	643	563		953	925
Production and ad valorem taxes	7,550	5,663		14,429	12,205
Exploration	10,655	13,348		36,513	26,351
Exploration — non-cash stock compensation (b)	937	1,072		2,266	2,208
Abandonment and impairment of unproved properties	18,900	9,727		35,437	16,278
General and administrative	27,299	22,532		54,416	42,860
General and administrative — non-cash stock compensation (b)	11,467	10,738		18,997	18,580
General and administrative — lawsuit settlements	70	2,566		70	2,566
General and administrative — bad debt expense	284	—		(404)	—
Termination costs	—	—		—	5,138
Termination costs — non-cash stock compensation (b)	—	—		—	2,800
Deferred compensation plan (e)	5,778)	(14,135)		24,852	(19,847)
Interest expense	31,383	21,271		56,162	42,202
Loss on early extinguishment of debt	18,580	—		18,580	—
Depletion, depreciation and amortization	78,294	67,813		150,510	$132,620
Impairment of proved property	—	—		—	6,505

Total costs and expenses	228,150	161,766	41%	469,054	333,473	41%

Income from continuing operations before income taxes	78,479	29,409	167%	25,151	156,127	-84%
Income tax expense:
Current	8	—		8	—
Deferred	32,695	11,763		12,798	60,775

	32,703	11,763		12,806	60,775

Income from continuing operations	45,776	17,646	159%	12,345	95,352	-87%
Discontinued operations, net of tax	5,517	(8,594)		13,915	(8,721)

Net income	$51,293	$9,052	467%	$26,260	$86,631	-70%

Income (Loss) Per Common Share:
Basic-Income (loss) from continuing operations	$0.28	$0.11		$0.08	$0.59
Discontinued operations	0.04	(0.05)		0.08	(0.05)

Net income (loss)	$0.32	$0.06	433%	$0.16	$0.54	-70%

Diluted-Income (loss) from continuing operations	$0.28	$0.11		$0.08	$0.59
Discontinued operations	0.04	(0.05)		0.08	(0.05)

Net income (loss)	$0.32	$0.06	433%	$0.16	$0.54	-70%

Weighted average common shares outstanding, as reported:
Basic	157,997	156,820	1%	157,772	156,608	1%
Diluted	158,833	158,472	0%	158,729	158,601	0%

(a)	See separate natural gas, NGL and oil sales information table.

(b)	Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(c)	Included in Derivative fair value income in the 10-Q.

(d)	Included in Other revenues in the 10-Q.

(e)	Reflects the change in market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION
STATEMENTS OF OPERATIONS
Restated for Barnett discontinued operations, a non-GAAP presentation

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
		Barnett			Barnett
		Discontinued	Including		Discontinued	Including
(Unaudited, in thousands, except per share data)	As reported	Operations	Barnett Ops	As reported	Operations	Barnett Ops
Revenues:
Natural gas, NGL and oil sales	$256,687	$10,777	$267,464	$173,153	$33,631	$206,784
Derivative cash settlements gain (loss)	(1,034)	—	(1,034)	10,695	—	10,695
Transportation and gathering	(699)	1	(698)	972	11	983
Transportation and gathering — non-cash stock compensation	(342)	—	(342)	(309)	—	(309)
Change in mark-to-market on unrealized derivatives gain (loss)	48,139	—	48,139	(4,409)	—	(4,409)
Ineffective hedging gain (loss)	5,934	—	5,934	260	—	260
Gain (loss) on sale of properties	(1,622)	3,820	2,198	10,176	—	10,176
Equity method investment	(1,021)	—	(1,021)	636	—	636
Interest and other	587	—	587	1	—	1

	306,629	14,598	321,227	191,175	33,642	224,817

Expenses:
Direct operating	27,866	2,169	30,035	20,608	8,542	29,150
Direct operating — non-cash stock compensation	643	—	643	563	62	625
Production and ad valorem taxes	7,550	184	7,734	5,663	2,427	8,090
Exploration	10,655	5	10,660	13,348	53	13,401
Exploration — non-cash stock compensation	937	—	937	1,072	—	1,072
Abandonment and impairment of unproved properties	18,900	—	18,900	9,727	3,770	13,497
General and administrative	27,299	—	27,299	22,532	—	22,532
General and administrative — non-cash stock compensation	11,467	—	11,467	10,738	—	10,738
General and administrative — lawsuit settlements	70	—	70	2,566	—	2,566
General and administrative — bad debt expense	284	—	284	—	—	—
Termination costs	—	—	—	—	—	—
Termination costs — non-cash stock compensation.	—	—	—	—	—	—
Deferred compensation plan	(5,778)	—	(5,778)	(14,135)	—	(14,135)
Interest expense	31,383	3,715	35,098	21,271	9,508	30,779
Loss on early extinguishment of debt	18,580	—	18,580	—	—	—
Depletion, depreciation and amortization	78,294	14	78,308	67,813	23,184	90,997
Impairment of proved properties	—	—	—	—	—	—

	228,150	6,087	234,237	161,766	47,546	209,312

Income (loss) from continuing operations before income taxes	78,479	8,511	86,990	29,409	(13,904)	15,505
Income tax expense (benefit):
Current	8	—	8	—	—	—
Deferred	32,695	2,994	35,689	11,763	(5,310)	6,453

	32,703	2,994	35,697	11,763	(5,310)	6,453

Income (loss) from continuing operations	45,776	5,517	51,293	17,646	(8,594)	9,052
Discontinued operations-Barnett Shale, net of tax	5,517	(5,517)	—	(8,594)	8,594	—

Net income	$51,293	$—	$51,293	$9,052	$—	$9,052

OPERATING HIGHLIGHTS
Average daily production:
Natural gas (mcf)	360,566	28,120	388,686	279,409	102,478	381,887
NGL (bbl)	13,588	756	14,344	7,865	1,786	9,651
Oil (bbl)	5,527	18	5,545	5,215	112	5,327
Gas equivalent (mcfe)	475,256	32,762	508,018	357,889	113,863	471,752
Average prices realized:
Natural gas (mcf)	$4.65	$3.07	$4.54	$4.89	$2.97	$4.37
NGL (bbl)	$50.62	$40.15	$50.07	$38.29	$32.04	$37.13
Oil (bbl)	$80.34	$102.88	$80.42	$67.81	$74.52	$67.96
Gas equivalent (mcfe)	$5.91	$3.61	$5.76	$5.65	$3.25	$5.07
Direct operating cash costs per mcfe:
Field expenses	$0.63	$0.71	$0.64	$0.60	$0.79	$0.65
Workovers	0.01	0.02	0.01	0.03	0.03	0.03

Total operating costs	$0.64	$0.73	$0.65	$0.63	$0.82	$0.68

RANGE RESOURCES CORPORATION
STATEMENTS OF OPERATIONS
Restated for Barnett discontinued operations, a non-GAAP presentation

	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
		Barnett			Barnett
		Discontinued	Including		Discontinued	Including
(Unaudited, in thousands, except per share data)	As reported	Operations	Barnett Ops	As reported	Operations	Barnett Ops
Revenues:
Natural gas, NGL and oil sales	$483,568	$53,034	$536,602	$360,826	$82,718	$443,544
Derivative cash settlements gain (loss)	(2,400)	—	(2,400)	6,699	—	6,699
Transportation and gathering	4	6	10	3,387	23	3,410
Transportation and gathering — non-cash stock compensation	(732)	—	(732)	(643)	—	(643)
Change in mark-to-market on unrealized derivatives gain (loss)	8,103	—	8,103	42,169	—	42,169
Ineffective hedging gain (loss)	6,502	—	6,502	11	—	11
Gain (loss) on sale of properties	(1,483)	3,820	2,337	78,089	955	79,044
Equity method investment	(759)	—	(759)	(985)	—	(985)
Interest and other	1,402	4	1,406	47	—	47

	494,205	56,864	551,069	489,600	83,696	573,296

Expenses:
Direct operating	56,273	10,401	66,674	42,082	17,615	59,697
Direct operating — non-cash stock compensation	953	45	998	925	193	1,118
Production and ad valorem taxes	14,429	1,250	15,679	12,205	3,955	16,160
Exploration	36,513	37	36,550	26,351	549	26,900
Exploration — non-cash stock compensation	2,266	—	2,266	2,208	—	2,208
Abandonment and impairment of unproved properties	35,437	—	35,437	16,278	9,626	25,904
General and administrative	54,416	—	54,416	42,860	—	42,860
General and administrative — non-cash stock compensation	18,997	—	18,997	18,580	—	18,580
General and administrative — lawsuit settlements	70	—	70	2,566	—	2,566
General and administrative — bad debt expense	(404)	—	(404)	—	—	—
Termination costs	—	—	—	5,138	—	5,138
Termination costs — non-cash stock compensation.	—	—	—	2,800	—	2,800
Deferred compensation plan	24,852	—	24,852	(19,847)	—	(19,847)
Interest expense	56,162	14,791	70,953	42,202	18,864	61,066
Loss on early extinguishment of debt	18,580	—	18,580	—	—	—
Depletion, depreciation and amortization	150,510	8,894	159,404	132,620	47,003	179,623
Impairment of proved properties	—	—	—	6,505	—	6,505

	469,054	35,418	504,472	333,473	97,805	431,278

Income (loss) from continuing operations before income taxes	25,151	21,446	46,597	156,127	(14,109)	142,018

Income tax expense (benefit):
Current	8	—	8	—	—	—
Deferred	12,798	7,531	20,329	60,775	(5,388)	55,387

	12,806	7,531	20,337	60,775	(5,388)	55,387

Income (loss) from continuing operations	12,345	13,915	26,260	95,352	(8,721)	86,631
Discontinued operations-Barnett Shale, net of tax	13,915	(13,915)	—	(8,721)	8,721	—

Net income	$26,260	$—	$26,260	$86,631	$—	$86,631

OPERATING HIGHLIGHTS

Average daily production:
Natural gas (mcf)	345,950	63,229	409,179	275,129	103,336	378,465
NGL (bbl)	13,083	1,257	14,341	7,399	2,045	9,444
Oil (bbl)	5,188	48	5,236	5,412	109	5,521
Gas equivalent (mcfe)	455,580	71,060	526,640	351,997	116,262	468,259

Average prices realized:
Natural gas (mcf)	$4.62	$3.68	$4.47	$4.91	$3.64	$4.57
NGL (bbl)	$49.44	$44.69	$49.02	$41.39	$35.32	$40.07
Oil (bbl)	$79.86	$92.36	$79.98	$68.74	$74.81	$68.86
Gas equivalent (mcfe)	$5.84	$4.12	$5.60	$5.77	$3.93	$5.31

Direct operating cash costs per mcfe:
Field expenses	$0.67	$0.79	$0.69	$0.63	$0.80	$0.67
Workovers	0.01	0.02	0.01	0.03	0.04	0.03

Total operating costs	$0.68	$0.81	$0.70	$0.66	$0.84	$0.70

RANGE RESOURCES CORPORATION
BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
Assets
Current assets	$373,863	$100,883
Current assets of discontinued operations	16,351	876,304
Current unrealized derivative gain	53,674	123,255
Natural gas and oil properties	4,552,365	4,084,013
Transportation and field assets	57,446	74,049
Other	256,208	240,082

	$5,309,907	$5,498,586

Liabilities and Stockholders’ Equity
Current liabilities	$328,639	$393,228
Current asset retirement obligation	4,020	4,020
Current unrealized derivative loss	—	352
Current liabilities of discontinued operations	19,381	32,962

Bank debt	—	274,000
Subordinated notes	1,787,398	1,686,536

Total long-term debt	1,787,398	1,960,536

Deferred tax liability	685,200	672,041
Unrealized derivative loss	4,427	13,412
Deferred compensation liability	159,024	134,488
Long-term asset retirement obligation and other	76,891	59,885
Long-term liabilities of discontinued operations	—	3,901

Common stock and retained earnings	2,205,476	2,163,803
Stock in deferred compensation plan and treasury	(6,489)	(7,512)
Accumulated other comprehensive income	45,940	67,470

Total stockholders’ equity	2,244,927	2,223,761

	$5,309,907	$5,498,586

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATING ACTIVITIES
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income	$51,293	$9,052	$26,260	$86,631
Adjustments to reconcile net income to net cash provided from operating activities:
(Income) loss discontinued operations	(5,517)	8,594	(13,915)	8,721
(Gain) loss from equity investment, net of distributions	4,521	(636)	19,259	985
Deferred income tax expense (benefit)	32,695	11,763	12,798	60,775
Depletion, depreciation, amortization and proved property impairment	78,294	67,814	150,510	139,126
Exploration dry hole costs	(4)	—	6	—
Abandonment and impairment of unproved properties	18,900	9,727	35,437	16,278
Mark-to-market (gain) loss on oil and gas derivatives not designated as hedges	(48,139)	4,409	(8,103)	(42,169)
Unrealized derivative (gain) loss	(5,934)	(260)	(6,502)	(11)
Allowance for bad debts	284	—	(404)	—
Amortization of deferred financing costs, loss on extinguishment of debt, and other	19,969	1,200	19,891	2,367
Deferred and stock-based compensation	7,511	(1,411)	48,161	5,866
(Gain) loss on sale of assets and other	1,622	(10,176)	1,483	(78,089)

Changes in working capital:
Accounts receivable	(5,848)	(50)	(4,159)	8,061
Inventory and other	(827)	1,038	2,747	338
Accounts payable	(8,524)	(3,593)	(6,222)	13,859
Accrued liabilities and other	17,774	(5,040)	(436)	(14,038)

Net changes in working capital	2,575	(7,645)	(8,070)	8,220

Net cash provided from continuing operations	158,070	92,431	276,811	208,700
Net cash provided from discontinued operations	14,921	15,132	36,802	51,737

Net cash provided from operating activities	$172,991	$107,563	$313,613	$260,437

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING
ACTIVITIES, AS REPORTED, TO CASH FLOW FROM OPERATIONS
BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net cash provided from operating activities, as reported	$172,991	$107,563	$313,613	$260,437
Net changes in working capital from continuing operations	(2,575)	7,645	8,070	(8,220)
Exploration expense	10,659	13,348	36,507	26,351
Office closing severance/exit accrual	—	—	—	5,138
Lawsuit settlements	70	2,566	70	2,566
Equity method investment distribution	(3,500)	—	(18,500)	—
Non-cash compensation adjustment	528	220	1,849	(18)
Net changes in working capital from discontinued operations and other	(10,211)	(1,967)	(10,200)	(9,430)

Cash flow from operations before changes in working capital, a non-GAAP measure	$167,962	$129,375	$331,409	$276,824

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Basic:
Weighted average shares outstanding	160,836	159,625	160,638	159,350
Stock held by deferred compensation plan	(2,839)	(2,805)	(2,866)	(2,742)

Adjusted basic	157,997	156,820	157,772	156,608

Dilutive:
Weighted average shares outstanding	160,836	159,625	160,638	159,350
Anti-dilutive or dilutive stock options under treasury method	(2,003)	(1,153)	(1,909)	(749)

Adjusted dilutive	158,833	158,472	158,729	158,601

RANGE RESOURCES CORPORATION
RECONCILIATION OF NATURAL GAS, NGL AND OIL SALES AND
DERIVATIVE FAIR VALUE INCOME (LOSS) TO CALCULATED
CASH REALIZED NATURAL GAS, NGL AND OIL SALES,
PRODUCTION PRICES AND DIRECT OPERATING CASH COSTS,
non-GAAP measures
(Unaudited, in thousands, except per unit data)

	As Reported, GAAP			Non-GAAP
	Excludes Barnett Operations			Includes Barnett Operations
	Three Months Ended			Three Months Ended
	June 30,			June 30,
	2011	2010	%	2011	2010	%
Natural gas, NGL and oil sales components:
Natural gas sales	$123,300	$95,257		$131,148	$122,923
NGL sales	62,598	27,402		65,359	32,608
Oil sales	46,504	32,154		46,672	32,913

Cash-settled hedges (effective):
Natural gas	18,044	18,317		18,044	18,317
Crude oil	—	23		—	23
Early cash-settled natural gas hedges sold with Barnett sale	6,241	—		6,241	—

Total natural gas, NGL and oil sales, as reported	$256,687	$173,153	48%	$267,464	$206,784	29%

Derivative fair value income (loss) components:
Cash-settled derivatives (ineffective):
Natural gas	$5,060	$10,695		$5,060	$10,695
Crude oil	(6,094)	—		(6,094)	—

Change in mark-to-market on unrealized derivatives	48,139	(4,409)		48,139	(4,409)
Unrealized ineffectiveness	5,934	260		5,934	260

Total derivative fair value income (loss), as reported	$53,039	$6,546		$53,039	$6,546

Natural gas, NGL and oil sales, including all cash-settled derivatives:
Natural gas sales	$152,645	$124,269		$160,493	$151,935
NGL sales	62,598	27,402		65,359	32,608
Oil sales	40,410	32,177		40,578	32,936

Total	$255,653	$183,848	39%	$266,430	$217,479	23%

Production during the period (a):
Natural gas (mcf)	32,811,471	25,426,232	29%	35,370,403	34,751,687	2%
NGL (bbl)	1,236,502	715,725	73%	1,305,263	878,219	49%
Oil (bbl)	502,962	474,557	6%	504,604	484,742	4%
Gas equivalent (mcfe) (b)	43,248,255	32,567,924	33%	46,229,606	42,929,453	8%

Production — average per day (a):
Natural gas (mcf)	360,566	279,409	29%	388,686	381,887	2%
NGL (bbl)	13,588	7,865	73%	14,344	9,651	49%
Oil (bbl)	5,527	5,215	6%	5,545	5,327	4%
Gas equivalent (mcfe) (b)	475,256	357,889	33%	508,018	471,752	8%

Average prices realized, including cash-settled derivatives and early cash-settled hedges for Barnett:
Natural gas (mcf)	$4.65	$4.89	-5%	$4.54	$4.37	4%
NGL (bbl)	$50.62	$38.29	32%	$50.07	$37.13	35%
Oil (bbl) (c)	$80.34	$67.81	18%	$80.42	$67.96	18%
Gas equivalent (mcfe) (b)	$5.91	$5.65	5%	$5.76	$5.07	14%

Direct operating cash costs per mcfe (c):
Field expenses	$0.63	$0.60	5%	$0.64	$0.65	-2%
Workovers	0.01	0.03	-67%	0.01	0.03	-67%

Total direct operating cash costs	$0.64	$0.63	2%	$0.65	$0.68	-4%

(a)	Represents volumes sold regardless of when produced.

(b)	Oil and NGLs are converted to mcfe at a rate of one barrel equals six mcf based upon the approximate relative energy content of oil and natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

(c)	Excludes non-cash stock compensation.

RANGE RESOURCES CORPORATION
RECONCILIATION OF NATURAL GAS, NGL AND OIL SALES AND
DERIVATIVE FAIR VALUE INCOME (LOSS) TO CALCULATED
CASH REALIZED NATURAL GAS, NGL AND OIL SALES,
PRODUCTION PRICES AND DIRECT OPERATING CASH COSTS,
non-GAAP measures
(Unaudited, in thousands, except per unit data)

	As Reported, GAAP			Non-GAAP
	Excludes Barnett Operations			Includes Barnett Operations
	Six Months Ended			Six Months Ended
	June 30,			June 30,
	2011	2010	%	2011	2010	%
Natural gas, NGL and oil sales components:
Natural gas sales	$229,583	$218,527		$263,043	$286,693
NGL sales	117,073	55,426		127,243	68,499
Oil sales	83,011	67,318		83,809	68,797

Cash-settled hedges (effective):
Natural gas	47,660	19,532		56,266	19,532
Crude oil	—	23		—	23
Early cash-settled natural gas hedges sold with Barnett sale	6,241	—		6,241	—

Total natural gas, NGL and oil sales, as reported	$483,568	$360,826	34%	$536,602	$443,544	21%

Derivative fair value income (loss) components:
Cash-settled derivatives (ineffective):
Natural gas	$5,612	$6,699		$5,612	$6,699
Crude oil	(8,012)	—		(8,012)	—

Change in mark-to-market on unrealized derivatives	8,103	42,169		8,103	42,169
Unrealized ineffectiveness	6,502	11		6,502	11

Total derivative fair value income (loss), as reported	$12,205	$48,879		$12,205	$48,879

Natural gas, NGL and oil sales, including all cash-settled derivatives:
Natural gas sales	$289,096	$244,758		$331,162	$312,924
NGL sales	117,073	55,426		127,243	68,499
Oil sales	74,999	67,341		75,797	68,820

Total	$481,168	$367,525	31%	$534,202	$450,243	19%

Production during the period (a):
Natural gas (mcf)	62,616,994	49,798,399	26%	74,061,424	68,502,246	8%
NGL (bbl)	2,368,068	1,339,199	77%	2,595,671	1,709,355	52%
Oil (bbl)	939,094	979,658	-4%	947,724	999,420	-5%
Gas equivalent (mcfe) (b)	82,459,960	63,711,541	29%	95,321,795	84,754,896	12%

Production — average per day (a):
Natural gas (mcf)	345,950	275,129	26%	409,179	378,465	8%
NGL (bbl)	13,083	7,399	77%	14,341	9,444	52%
Oil (bbl)	5,188	5,412	-4%	5,236	5,522	-5%
Gas equivalent (mcfe) (b)	455,580	351,997	29%	526,640	468,259	12%

Average prices realized, including cash-settled derivatives and early cash-settled hedges for Barnett:
Natural gas (mcf)	$4.62	$4.91	-6%	$4.47	$4.57	-2%
NGL (bbl)	$49.44	$41.39	19%	$49.02	$40.07	22%
Oil (bbl) (c)	$79.86	$68.74	16%	$79.98	$68.86	16%
Gas equivalent (mcfe) (b)	$5.84	$5.77	1%	$5.60	$5.31	5%

Direct operating cash costs per mcfe (c):
Field expenses	$0.67	$0.63	6%	$0.69	$0.67	3%
Workovers	0.01	0.03	-67%	0.01	0.03	-67%

Total direct operating cash costs	$0.68	$0.66	3%	$0.70	$0.70	0%

(a)	Represents volumes sold regardless of when produced.

(b)	Oil and NGLs are converted to mcfe at a rate of one barrel equals six mcf based upon the approximate relative energy content of oil and natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

(c)	Excludes non-cash stock compensation.

RANGE RESOURCES CORPORATION
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
AS REPORTED TO INCOME FROM OPERATIONS BEFORE INCOME TAXES
EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2011	2010	%	2011	2010	%

Income from continuing operations before income taxes, as reported	$78,479	$29,409	167%	$25,151	$156,127	-84%
Adjustment for certain items:
(Gain) loss on sale of properties	1,622	(10,176)		1,483	(78,089)
Barnett discontinued operations less gain on sale	4,691	(10,072)		17,672	(5,245)
Change in mark-to-market on unrealized derivatives (gain) loss	(48,139)	4,409		(8,103)	(42,169)
Unrealized derivative (gain) loss	(5,934)	(260)		(6,502)	(11)
Abandonment and impairment of unproved properties	18,900	9,727		35,437	16,278
Loss on early extinguishment of debt	18,580	—		18,580	—
Proved property impairment	—	—		—	6,505
Termination costs	—	—		—	7,938
Lawsuit settlements	70	2,566		70	2,566
Transportation and gathering — non-cash stock compensation	342	309		732	643
Direct operating — non-cash stock compensation	643	563		953	925
Exploration expenses — non-cash stock compensation	937	1,072		2,266	2,208
General & administrative — non-cash stock compensation	11,467	10,738		18,997	18,580
Deferred compensation plan — non-cash stock compensation	(5,778)	(14,135)		24,852	(19,847)

Income from operations before income taxes, as adjusted	75,880	24,150	214%	131,588	66,409	98%

Income tax expense, as adjusted
Current	8	—		8	—
Deferred	32,635	10,051		53,121	26,387

Net income excluding certain items, a non-GAAP measure	$43,237	$14,099	207%	$78,459	$40,022	96%

Non-GAAP income per common share
Basic	$0.27	$0.09	200%	$0.50	$0.26	92%

Diluted	$0.27	$0.09	200%	$0.49	$0.25	96%

Non-GAAP diluted shares outstanding, if dilutive	158,833	158,472	0%	158,729	158,601	0%

HEDGING POSITION AS OF JULY 22, 2011
(Unaudited)

			Premium (Paid) /
	Daily Volume	Hedge Price	Received
Gas (Mmbtu)
2Q 2011 Collars	347,870	$5.48 - $6.36	($0.37)
3Q 2011 Collars	318,200	$5.43 - $6.29	($0.40)
4Q 2011 Collars	348,200	$5.33 - $6.18	($0.37)

2012 Swaps	70,000	$5.00	($0.04)
2012 Collars	189,641	$5.32 - $5.91	($0.28)

2013 Collars	160,000	$5.09 - $5.65	—

Oil (Bbls)
2Q 2011 Calls	5,500	$80.00	$10.37
3Q 2011 Calls	5,500	$80.00	$10.37
4Q 2011 Calls	5,500	$80.00	$10.37

2012 Collars	2,000	$70.00 - $80.00	$7.50
2012 Calls	4,700	$85.00	$13.71

NGL (Bbls)
3Q 2011 Swaps	7,000	$104.17	—
4Q 2011 Swaps	7,000	$104.17	—

2012 Swaps	5,000	$102.59	—
NOTE: SEE WEBSITE FOR OTHER SUPPLEMENTAL INFORMATION FOR THE PERIODS